UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 18, 2025

AIM IMMUNOTECH INC.

(Exact name of registrant as specified in its charter)

Delaware	001-27072	52-0845822
(state or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2117 SW Highway 484, Ocala FL	34473
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (352) 448-7797

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AIM	NYSE American

Item 1.01 Entry into a material definitive agreement.

On November 18, 2025, AIM ImmunoTech Inc. (the “Company”, “we”, “us” or “our”) entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with Streeterville Capital, LLC (the “Investor”) and consummated the sale to such Investor of an unsecured Promissory Note (the “Note”) with an original principal amount of $3,301,250 in a private placement (the “Private Placement”) that closed on November 18, 2025.

The Note carries an original issuance discount of $781,250 and the Company agreed to pay $20,000 to the Investor to cover the Investor’s legal and administrative transaction costs, each of which were included in the original principal amount and deducted from the proceeds of the Note received by the Company which resulted in a purchase price received by the Company of $2,500,000.

The Note bears interest at ten percent (10%) per annum compounded daily. The maturity date of the Note is 24 months from the date of its issuance (the “Maturity Date”).

Each time we receive any money in connection with any fundraising or financing transaction, we are required to make a mandatory prepayment under the Note in amount equal to the lesser of (a) 12.50% of the amount raised, and (b) the outstanding balance due under the Note as of the closing date of such financing.

The Note provides for customary events of default, including, among other things, the event of non-payment of principal, interest, fees or other amounts, a representation or warranty proving to have been incorrect when made, failure to perform or observe covenants within a specified period of time, a cross-default to certain other indebtedness of the Company, the bankruptcy or insolvency of the Company or of all or a substantial part of its property, monetary judgment defaults of a specified amount and other defaults resulting in liability of a specified amount. Upon the occurrence of an Event of Default, as defined in Section 4 of the Note, interest would accrue on the outstanding balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of twenty-two percent (22%) or the maximum rate permitted under applicable law.

Beginning on the date that is six months after the Purchase Price Date, Investor shall have the right, exercisable at any time in its sole and absolute discretion, to redeem any amount of the Note up to $250,000 (such amount, the “Monthly Redemption Amount”) per calendar month by providing written notice to the Company (each, a “Redemption Notice”); provided, however, that if the Investor does not exercise any Monthly Redemption Amount in its corresponding month then such Monthly Redemption Amount shall be available for the Investor to redeem in any future month in addition to such future month’s Redemption Amount. Upon receipt of any Monthly Redemption Notice, the Company shall pay the applicable Monthly Redemption Amount in cash to the Investor within three business days of the Company’s receipt of such Monthly Redemption Notice.

The foregoing is only a summary of the material terms of the Note Purchase Agreement and the Note, and does not purport to be a complete description of the rights and obligations of the parties thereunder. Furthermore, the foregoing is qualified in its entirety by reference to such documents, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.03 to the extent required.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Note Purchase Agreement dated November 18, 2025, between AIM ImmunoTech Inc. and Streeterville Capital, LLC.
10.2	Promissory Note dated November 18, 2025, between AIM ImmunoTech Inc. and Streeterville Capital, LLC.
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIM IMMUNOTECH INC.

November 19, 2025	By:	/s/ Thomas K. Equels
Thomas K. Equels, CEO

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